EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Brent L. Peters, Chairman of the Board,
President and Chief Executive Officer
Telephone Number:	610-965-5959
E-mail:	blpeters@eastpennbank.com

EAST PENN FINANCIAL CORPORATION ANNOUNCES SEVEN
CONSECUTIVE YEARS OF INCREASED DIVIDEND PAYMENTS

(July 24, 2007 – EMMAUS, PA – East Penn Financial Corporation (Nasdaq Capital Market: EPEN) announced that on July 19 2007, its Board of Directors declared a regular cash dividend of $0.12 per share on its common stock for the second half of 2007.  The dividend is payable on August 31, 2007 to all shareholders of record as of August 10, 2007.

Total cash dividends for 2007 are $0.24 per share and represent a 9.0% increase over 2006 semi-annual cash dividends of $0.22 per share. This is the seventh consecutive year that the Company has paid and increased its cash dividends, on an annualized basis, since it initiated its first cash dividend payment of $0.05 per share in 2001.

East Penn Financial Corporation, with assets of $443.6 million, is the bank holding company for its principal subsidiary, East Penn Bank, a locally owned community bank that serves the Lehigh Valley with 9 branch locations.  East Penn Financial Corporation’s stock is traded on the NASDAQ Capital Market under the symbol “EPEN”.  Additional information about East Penn Financial Corporation is available at www.eastpennbank.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation’s filings with the Securities and Exchange Commission.